Exhibit 99.1

Osiris Therapeutics Announces Leadership Transition

COLUMBIA, Md. — February 3, 2016 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), a leading cellular and regenerative medicine company focused on developing and marketing products to treat conditions in wound care, orthopaedics and sports medicine, announced today that Dwayne Montgomery, its current Chief Business Officer, has been appointed today to serve as Interim Chief Executive Officer.  Frank Czworka, currently Vice President and General Manager of Wound Care, has been promoted to Chief Operating Officer.  Mr. Montgomery will replace Dr. Lode Debrabandere who today has announced his resignation for personal reasons from Osiris.

“For the past 10 years at Osiris, it has been an honor to work with this talented and dedicated team of professionals as we made stem cell history,” said Lode Debrabandere, Ph.D., President and Chief Executive Officer of Osiris. “I am particularly proud of the commercial team that we have built, which was pivotal in transitioning the company into the fully integrated regenerative medicine business it is today.  With multiple exciting biologic candidates in the pipeline, the company is well-positioned for continued growth and I am looking forward to a smooth transition.”

Mr. Montgomery brings over 20 years of commercial and business development experience.  He is currently the Chief Business Officer at Osiris.  Prior to joining Osiris, Mr. Montgomery served as a commercial executive for venture-backed organizations in the trauma and spine markets.  He held progressing roles of executive responsibility at Smith & Nephew, Inc., serving as Vice President and General Manager for the Orthopaedic Global Trauma Business.  He also held the role of Vice President Sales and Marketing for the Clinical Therapies Global Business, a division that eventually became Bioventus, Inc.

Mr. Czworka has a proven track record of commercializing complex biologics.  During his time at MedImmune, he held multiple commercial roles of increasing responsibility, including the National Vice President of sales, leading the large MedImmune sales force.  At Osiris, Mr. Czworka led the commercial build out of the Wound Care team, which includes over 150 professionals.  As Chief Operating Officer, Mr. Czworka will expand his commercial responsibilities to include Orthopaedics and Sports Medicine.

“Dr. Debrabandere has been a transformational leader for Osiris,” said Peter Friedli, Chairman of the Board. “For me personally, he has been a great partner to work with.  Dr. Debrabandere will assist Mr. Montgomery and the Board with the transition.”

Mr. Friedli continued, “Over the last two years, Mr. Montgomery has earned the respect of the Board of Directors and his peers at Osiris as a successful commercial and business development leader.  He completed the partnership agreements for BIO(4)® and Cartiform® and will focus his efforts on growing revenue and advancing the Biologics pipeline.”

The Company’s Board of Directors has undertaken a search process to identify a permanent Chief Executive Officer and has engaged an executive search firm to assist in the search.  Both internal and external candidates will be considered.

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

About Osiris Therapeutics

Osiris Therapeutics, Inc., based in Columbia, Maryland, is a leader in researching, developing and marketing cellular regenerative medicine products that improve the health and lives of patients and lower overall healthcare costs.  Having developed the world’s first approved stem cell drug, Osiris works to further advance the medical field.  Osiris’ research and development in biotechnology focuses on innovation in regenerative medicine — including bioengineering, stem cell research and viable tissue based products.  Osiris has achieved commercial success with products in orthopaedics, sports medicine and wound care, including BIO(4), a viable bone matrix, Cartiform, a viable osteochondral allograft, Grafix®, a cryopreserved placental membrane, TruSkin™, a viable human skin allograft and Stravix™, a durable placental allograft.

Osiris, Grafix and Cartiform are registered trademarks of Osiris Therapeutics, Inc.; TruSkin and Stravix are trademarks of Osiris Therapeutics, Inc.  BIO(4) is a registered trademark of Stryker Corporation (NYSE: SYK).  More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our leadership transition; our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy biologic drug candidates and marketed Biosurgery products (including Grafix, BIO(4), Cartiform, TruSkin and Stravix); our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to treat disease; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Amanda Badillo

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com